Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Stock Incentive Plan of Penwest Pharmaceuticals Co. and the Nonstatutory Stock Option Agreement between Penwest Pharmaceuticals Co. and Dr. Alan Joslyn, of our reports dated March 10, 2005, with respect to the consolidated financial statements and schedule of Penwest Pharmaceuticals Co. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Penwest Pharmaceuticals Co.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Penwest Pharmaceuticals Co., filed with the Securities and Exchange Commission.

Stamford, Connecticut	/s/ Ernst & Young LLP
July 22, 2005